Exhibit 99.1
The Home Depot Announces Fourth Quarter and Fiscal 2021 Results;
Increases Quarterly Dividend by 15 Percent;
Provides Fiscal 2022 Guidance

ATLANTA, February 22, 2022 -- The Home Depot®, the world's largest home improvement retailer, today reported fourth quarter and fiscal 2021 results.

Fourth Quarter 2021

Sales for the fourth quarter of fiscal 2021 were $35.7 billion, an increase of $3.5 billion, or 10.7 percent from the fourth quarter of fiscal 2020. Comparable sales for the fourth quarter of fiscal 2021 increased 8.1 percent, and comparable sales in the U.S. increased 7.6 percent.

Net earnings for the fourth quarter of fiscal 2021 were $3.4 billion, or $3.21 per diluted share, compared with net earnings of $2.9 billion, or $2.65 per diluted share, in the same period of fiscal 2020. For the fourth quarter of fiscal 2021, diluted earnings per share increased 21.1 percent from the same period in the prior year.

Fiscal 2021

Sales for fiscal 2021 were $151.2 billion, an increase of $19.0 billion, or 14.4 percent, from fiscal 2020. Comparable sales for fiscal 2021 increased 11.4 percent, and comparable sales in the U.S. increased 10.7 percent.

Net earnings for fiscal 2021 were $16.4 billion, or $15.53 per diluted share, compared with net earnings of $12.9 billion, or $11.94 per diluted share in fiscal 2020. For fiscal year 2021, diluted earnings per share increased 30.1 percent versus last year.

“Fiscal 2021 was another record year for The Home Depot. We achieved a milestone of over $150 billion in sales,” said Craig Menear, chairman and CEO. “Our ability to grow the business by over $40 billion in the last two years is a testament to investments we have made in the business, our ability to execute with agility, and our associates’ relentless focus on our customers. I would like to thank all of our associates, as well as our supplier partners, for their hard work and dedication to serving our customers, communities and each other.”

Dividend Declaration

The Company today announced that its board of directors approved a 15 percent increase in its quarterly dividend to $1.90 per share, which equates to an annual dividend of $7.60 per share.
The dividend is payable on March 24, 2022, to shareholders of record on the close of business on March 10, 2022. This is the 140th consecutive quarter the Company has paid a cash dividend.

Fiscal 2022 Guidance

The Company’s fiscal 2022 guidance assumes the run-rate of dollar demand it has observed over the last two quarters continues through fiscal 2022. This dollar run-rate is adjusted for the Company’s historical seasonality to calculate its sales outlook for 2022.

Fiscal 2022 Guidance:

•Sales growth and comparable sales growth to be slightly positive
•Operating margin approximately flat with fiscal 2021
•Net interest expense of approximately $1.5 billion
•Tax rate of approximately 24.6 percent
•Diluted earnings-per-share-growth to be low single digits

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters, including a brief update on strategic initiatives. The Company expects the conference call to end no later than 10:30 a.m. ET. Following the call, supplemental slides related to the conference call can be found at https://ir.homedepot.com/financial-reports/quarterly-earnings/2021. The conference call will be available in its entirety through a webcast and replay at ir.homedepot.com/events-and-presentations.

At the end of the fourth quarter, the Company operated a total of 2,317 retail stores in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico, including 14 stores in the U.S. from a small acquisition completed during the second quarter of fiscal 2021. The Company employs approximately 500,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the impact of the COVID-19 pandemic and the related recovery on our business, operations and financial results (which, among other things, may affect many of the items listed below); the demand for our products and services; net sales growth; comparable sales; the effects of competition; our brand and reputation; implementation of store, interconnected retail, supply chain and technology initiatives; inventory and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans and consumer credit; impact of tariffs; issues related to the payment methods we accept; demand for credit offerings; management of relationships with our associates, potential associates, suppliers and service providers; international trade disputes, natural disasters, climate change, public health issues (including pandemics and quarantines, related shut-downs and other governmental orders, and similar restrictions, as well as subsequent re-openings), cybersecurity events, and other business interruptions that could disrupt supply or delivery of, or demand for, the Company’s products or services; our ability to meet environmental, social and governance (ESG) goals; continuation or suspension of share repurchases; net earnings performance; earnings per share; dividend targets; capital allocation and expenditures; liquidity; return on invested capital; expense leverage; stock-based compensation expense; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims and litigation, including compliance with related settlements; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of regulatory changes, including changes to tax laws and regulations; store openings and closures; guidance for fiscal 2022 and beyond; financial outlook; and the impact of acquired companies, including HD Supply Holdings, Inc., on our organization and the ability to recognize the anticipated benefits of those acquisitions. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties – many of which are beyond our control, dependent on the actions of third parties, or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended January 31, 2021 and in our subsequent Quarterly Reports on Form 10-Q. There also may be other factors that we cannot anticipate or that are not described herein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission and in our other public statements.

For more information, contact:

Financial Community	News Media
Isabel Janci	Sara Gorman
Vice President of Investor Relations and Treasurer	Senior Director of Corporate Communications
770-384-2666	770-384-2852
isabel_janci@homedepot.com	sara_gorman@homedepot.com

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended			Fiscal Year Ended
in millions, except per share data	January 30, 2022	January 31, 2021	% Change	January 30, 2022	January 31, 2021	% Change
Net sales	$35,719	$32,261	10.7%	$151,157	$132,110	14.4%
Cost of sales	23,857	21,430	11.3	100,325	87,257	15.0
Gross profit	11,862	10,831	9.5	50,832	44,853	13.3
Operating expenses:
Selling, general and administrative	6,431	6,187	3.9	25,406	24,447	3.9
Depreciation and amortization	606	561	8.0	2,386	2,128	12.1
Total operating expenses	7,037	6,748	4.3	27,792	26,575	4.6
Operating income	4,825	4,083	18.2	23,040	18,278	26.1
Interest and other (income) expense:
Interest and investment income	(18)	(10)	80.0	(44)	(47)	(6.4)
Interest expense	341	337	1.2	1,347	1,347	—
Interest and other, net	323	327	(1.2)	1,303	1,300	0.2
Earnings before provision for income taxes	4,502	3,756	19.9	21,737	16,978	28.0
Provision for income taxes	1,150	899	27.9	5,304	4,112	29.0
Net earnings	$3,352	$2,857	17.3%	$16,433	$12,866	27.7%

Basic weighted average common shares	1,038	1,074	(3.4)%	1,054	1,074	(1.9)%
Basic earnings per share	$3.23	$2.66	21.4	$15.59	$11.98	30.1

Diluted weighted average common shares	1,043	1,078	(3.2)%	1,058	1,078	(1.9)%
Diluted earnings per share	$3.21	$2.65	21.1	$15.53	$11.94	30.1

	Three Months Ended			Fiscal Year Ended
Selected Sales Data (1)	January 30, 2022	January 31, 2021	% Change	January 30, 2022	January 31, 2021	% Change
Customer transactions (in millions)	402.5	416.8	(3.4)%	1,759.7	1,756.3	0.2%
Average ticket	$85.11	$75.69	12.4	$83.04	$74.32	11.7
Sales per retail square foot	$571.79	$528.01	8.3	$604.74	$543.74	11.2
 —————
(1)Selected Sales Data does not include results for the legacy Interline Brands business or HD Supply Holdings, Inc.

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

in millions	January 30, 2022	January 31, 2021
Assets
Current assets:
Cash and cash equivalents	$2,343	$7,895
Receivables, net	3,426	2,992
Merchandise inventories	22,068	16,627
Other current assets	1,218	963
Total current assets	29,055	28,477
Net property and equipment	25,199	24,705
Operating lease right-of-use assets	5,968	5,962
Goodwill	7,449	7,126
Other assets	4,205	4,311
Total assets	$71,876	$70,581

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$1,035	$—
Accounts payable	13,462	11,606
Accrued salaries and related expenses	2,426	2,463
Current installments of long-term debt	2,447	1,416
Current operating lease liabilities	830	828
Other current liabilities	8,493	6,853
Total current liabilities	28,693	23,166
Long-term debt, excluding current installments	36,604	35,822
Long-term operating lease liabilities	5,353	5,356
Other long-term liabilities	2,922	2,938
Total liabilities	73,572	67,282
Total stockholders’ (deficit) equity	(1,696)	3,299
Total liabilities and stockholders’ equity	$71,876	$70,581

THE HOME DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year Ended
in millions	January 30, 2022	January 31, 2021
Cash Flows from Operating Activities:
Net earnings	$16,433	$12,866
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization	2,862	2,519
Stock-based compensation expense	399	310
Changes in working capital	(3,043)	3,592
Changes in deferred income taxes	(276)	(569)
Other operating activities	196	121
Net cash provided by operating activities	16,571	18,839

Cash Flows from Investing Activities:
Capital expenditures	(2,566)	(2,463)
Payments for businesses acquired, net	(421)	(7,780)
Other investing activities	18	73
Net cash used in investing activities	(2,969)	(10,170)

Cash Flows from Financing Activities:
Proceeds from (repayments of) short-term debt, net	1,035	(974)
Proceeds from long-term debt, net of discounts and premiums	2,979	7,933
Repayments of long-term debt	(1,532)	(2,872)
Repurchases of common stock	(14,809)	(791)
Proceeds from sales of common stock	337	326
Cash dividends	(6,985)	(6,451)
Other financing activities	(145)	(154)
Net cash used in financing activities	(19,120)	(2,983)
Change in cash and cash equivalents	(5,518)	5,686
Effect of exchange rate changes on cash and cash equivalents	(34)	76
Cash and cash equivalents at beginning of year	7,895	2,133
Cash and cash equivalents at end of year	$2,343	$7,895